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                                                                    EXHIBIT 21.1

Exhibit 21.1

SUBSIDIARIES OF EASTERN VIRGINIA BANKSHARES, INC.

Name of Subsidiary                       State of Organization
------------------                       ---------------------

Bank of Northumberland, Inc.             Virginia

Hanover Bank                             Virginia

Southside Bank                           Virginia

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